UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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SOLITON, INC.

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On June 15, 2021, Soliton, Inc., a Delaware corporation (“Soliton” or the “Company”), filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) with respect to the special meeting of the Company’s stockholders scheduled to be held on July 20, 2021 (the “Special Meeting”) at which stockholders will be asked to, among other things, vote on a proposal to adopt the Agreement and Plan of Merger (the “merger agreement”), dated as of May 8, 2021, by and among the Company, AbbVie Inc., a Delaware corporation (“AbbVie”), and Scout Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of AbbVie (“Merger Sub”), pursuant to which Merger Sub will merge with and into Soliton, with Soliton surviving the merger as a wholly owned subsidiary of AbbVie (the “merger”).

In connection with the merger, the following complaints have been filed against Soliton and the members of the Soliton board: Musanto v. Soliton, Inc., et al., Case No. 1:21-cv-05088 (S.D.N.Y. June 9, 2021); Whitfield v. Soliton, Inc., et al., No. 1:21-cv-05330 (S.D.N.Y. June 16, 2021); O’Guin v. Soliton, Inc., et al., No. 1:21-cv-05359 (S.D.N.Y. June 17, 2021); Wiklund v. Soliton, Inc., et al., No. 1:21-cv-05386 (S.D.N.Y. June 18, 2021); Boland v. Soliton, Inc., et al., No. 1:21-cv-05391 (S.D.N.Y. June 18, 2021); Jabaloy v. Soliton, Inc., et al., No. 1:21-cv-03488 (E.D.N.Y. June 21, 2021); Eder v. Soliton, Inc., et al., No. 1:21-cv-05474 (S.D.N.Y. June 22, 2021); Post v. Soliton, Inc., et al., No. 1:21-cv-05496 (S.D.N.Y. June 23, 2021); Ciccotelli v. Soliton, Inc., et al., No. 2:21-cv-02843 (E.D. Pa. June 25, 2021); Walker v. Soliton, Inc., et al., No. 1:21-cv-00928 (D. Del. June 29, 2021); Sheridan v. Soliton, Inc., et al., No. 1:21-cv-05656 (S.D.N.Y. June 30, 2021); Siljanovski v. Soliton, Inc., et al., No. 1:21-cv-05935 (S.D.N.Y. July 9, 2021) (collectively, the “Complaints”).

Each of the Complaints asserts claims under Sections 14(a) and 20(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder, alleging that the proxy statement omits to disclose certain facts. In addition, the Musanto Complaint alleges that the named directors of Soliton breached their fiduciary duties by approving the merger agreement through a flawed and unfair process and by failing not make complete and accurate disclosures regarding this process and that Soliton aided and abetted the alleged breaches. Each of the Complaints seeks to enjoin or rescind the merger and requests attorneys’ fees and damages in an unspecified amount. Soliton believes these allegations are without merit and intends to defend against them vigorously. The Company also has received a demand for books and records pursuant to Section 220 of the Delaware General Corporation Law. The demand seeks books and records related to the merger, the independence and disinterestedness of the Soliton board of directors, the proxy statement in order to investigate whether any wrongdoing or mismanagement took place in connection with the merger

While the Company believes that the Complaints lack merit and that the disclosures set forth in the Definitive Proxy Statement comply fully with applicable law, in order to moot plaintiffs’ unmeritorious disclosure claims, avoid nuisance and possible expense and provide additional information to our stockholders, the Company has determined to voluntarily supplement the Definitive Proxy Statement as described in these Definitive Additional Materials. Nothing in these Definitive Additional Materials shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations that any additional disclosure was or is required.

Important information concerning the proposed merger is set forth in the Definitive Proxy Statement. The Definitive Proxy Statement is amended and supplemented by, and should be read as part of, and in conjunction with, the information set forth in these Definitive Additional Materials.

* * * * * *

SUPPLEMENT TO PROXY STATEMENT

The following Supplement to Proxy Statement should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. To the extent that information in this supplement differs from or updates information contained in the Definitive Proxy Statement, the information in this supplement shall supersede the information in the Definitive Proxy Statement. All page references are to pages of the Definitive Proxy Statement, and all terms used below, unless otherwise defined, shall have the meanings set forth in the Definitive Proxy Statement. New text within restated language from the Definitive Proxy Statement is highlighted with bold, underlined text and removed language within restated language from the Definitive Proxy Statement is indicated by ~~strikethrough text~~.

The section of the Definitive Proxy Statement entitled “Summary—Litigation Relating to the Merger” is amended and supplemented as follows:

1. The following supplemental disclosure replaces in its entirety the first full paragraph beginning on page 10 of the Definitive Proxy Statement:

In connection with the merger, the following complaints have been filed ~~On June 9, 2021, Stephen Musanto filed a complaint~~ against Soliton and the members of the Soliton board: ~~in the United States District Court for the Southern District of New York, captioned~~ Musanto v. Soliton, Inc., et al., Case No. 1:21-cv-05088 (S.D.N.Y. June 9, 2021); Whitfield v. Soliton, Inc., et al., No. 1:21-cv-05330 (S.D.N.Y. June 16, 2021); O’Guin v. Soliton, Inc., et al., No. 1:21-cv-05359 (S.D.N.Y. June 17, 2021); Wiklund v. Soliton, Inc., et al., No. 1:21-cv-05386 (S.D.N.Y. June 18, 2021); Boland v. Soliton, Inc., et al., No. 1:21-cv-05391 (S.D.N.Y. June 18, 2021); Jabaloy v. Soliton, Inc., et al., No. 1:21-cv-03488 (E.D.N.Y. June 21, 2021); Eder v. Soliton, Inc., et al., No. 1:21-cv-05474 (S.D.N.Y. June 22, 2021); Post v. Soliton, Inc., et al., No. 1:21-cv-05496 (S.D.N.Y. June 23, 2021); Ciccotelli v. Soliton, Inc., et al., No. 2:21-cv-02843 (E.D. Pa. June 25, 2021); Walker v. Soliton, Inc., et al., No. 1:21-cv-00928 (D. Del. June 29, 2021); Sheridan v. Soliton, Inc., et al., No. 1:21-cv-05656 (S.D.N.Y. June 30, 2021); Siljanovski v. Soliton, Inc., et al., No. 1:21-cv-05935 (S.D.N.Y. July 9, 2021) (collectively, the “Complaints”). Each of the Complaints asserts claims under Sections 14(a) and 20(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder, alleging that ~~Mr. Musanto alleges that the named directors of Soliton breached their fiduciary duties by approving the merger agreement through a flawed and unfair process and by failing to make complete and accurate disclosures regarding this process and that Soliton aided and abetted the alleged breaches. Mr. Musanto further alleges that~~ the proxy statement omits to disclose certain facts ~~in violation of Section 14 of the Exchange Act~~. In addition, the Musanto Complaint alleges that the named directors of Soliton breached their fiduciary duties by approving the merger agreement through a flawed and unfair process and by failing not make complete and accurate disclosures regarding this process and that Soliton aided and abetted the alleged breaches. ~~Mr. Musanto~~ Each of the Complaints seeks to enjoin or rescind the merger and requests attorneys’ fees and damages in an unspecified amount. Soliton believes these allegations are without merit and intends to defend against them vigorously. Soliton also has received a demand for books and records pursuant to Section 220 of the Delaware General Corporation Law. The demand seeks books and records related to the merger, the independence and disinterestedness of the Soliton board of directors, the proxy statement in order to investigate whether any wrongdoing or mismanagement took place in connection with the merger.

The section of the Definitive Proxy Statement entitled “The Merger—Background of the Merger” is amended and supplemented as follows:

2. The following supplemental disclosure replaces in its entirety the fourth full paragraph beginning on page 25 of the Definitive Proxy Statement:

Mr. Hauser joined the Board in May 2018. The Board believed that Mr. Hauser’s experience in, among other things, commercial launch of an aesthetics device would be helpful to the Board as Soliton pursued its business plan to develop its RAP device and ultimately launch it into the market. Before Mr. Hauser joined the Board, he was a senior executive at Zeltiq and then Allergan, serving as Vice President, Research and Development and General Manager for CoolScupting at Allergan following Allergan’s acquisition of Zeltiq in April 2017. While at Zeltiq, Mr. Hauser served as Senior Vice President, Research and Development at Zeltiq. In the normal course of those roles, Mr. Hauser participated in various interactions between Soliton and Zeltiq/Allergan. While at Zeltiq, Mr. Hauser’s interactions with Soliton related to understanding Soliton’s early technology and clinical possibilities surrounding tattoo removal and while at Allergan, Mr. Hauser’s interactions with Soliton related to Soliton’s efforts to educate Allergan regarding Soliton’s RAP technology platform, related clinical trials and its clinical indications. In October 2018, following the completion of Soliton’s proof of concept trials for improvement of cellulite, Mr. Hauser recused himself from any discussions at Allergan regarding Soliton.

3. The following supplemental disclosure replaces in its entirety the last paragraph beginning on page 25 of the Definitive Proxy Statement:

In 2018 and 2019, the interactions between Soliton and Allergan generally focused on educating Allergan regarding Soliton’s RAP ~~device~~ technology platform, related clinical trials and its clinical indications, including improvement of cellulite. Prior to February 2019, the interactions between Soliton and Allergan were preliminary in nature and limited to Soliton’s efforts to educate Allergan regarding Soliton’s RAP technology platform. ~~However,~~ During the period from February 2019 until the last week of June 2019, Allergan conducted due diligence on Soliton pursuant to an existing confidentiality agreement (which did not contain a standstill provision or a “don’t ask, don’t waive” provision) that had previously been entered into by Soliton and Zeltiq (which, as noted above, was subsequently acquired by Allergan and became its wholly-owned subsidiary). The Board believed that Allergan intended to make a proposal to acquire Soliton or enter into an agreement for a cellulite-only license. Given its expectations that a fundamental transaction might occur, the Board engaged in discussions with several potential financial advisors, including Guggenheim Securities, although the Board ultimately did not retain a financial advisor during that period. At a Board meeting on May 9, 2019, the Board approved the engagement of Hogan Lovells U.S. LLP (“Hogan Lovells”) to represent Soliton in a potential acquisition or licensing transaction, and management engaged Hogan Lovells in accordance with this authority. Ultimately, Allergan did not make a proposal to acquire Soliton at that time.

4. The following supplemental disclosure is added as a new paragraph immediately preceding the tenth full paragraph beginning on page 26 of the Definitive Proxy Statement:

During July 2020, Mr. Klemp discussed with Mr. Hauser whether Mr. Hauser, given his extensive knowledge of the aesthetic market and his prior experience in multiple leadership roles in successful companies in the aesthetic industry, would consider becoming part of Soliton’s executive leadership. Mr. Hauser advised that he would consider Mr. Klemp’s suggestion.

5. The following supplemental disclosure replaces in its entirety the tenth full paragraph beginning on page 26 of the Definitive Proxy Statement:

In mid-August 2020, Soliton arranged, at AbbVie’s request, due diligence calls with clinicians who had performed the recent clinical study. Although Soliton had previously entered into a confidentiality agreement with Zeltiq (now owned by Allergan), given that AbbVie had subsequently acquired Allergan, AbbVie delivered the first draft of a new form of confidentiality agreement to Soliton on August 20, 2020. After several weeks of negotiation and exchanges of revised drafts, AbbVie and Soliton executed the confidentiality agreement on October 14, 2020. The confidentiality agreement executed by AbbVie and Soliton did not contain a standstill provision (and therefore, did not include a “don’t ask, don’t waive” provision).

6. The following supplemental disclosure replaces in its entirety the eighth full paragraph beginning on page 28 of the Definitive Proxy Statement:

On October 20, 2020, the Board held a meeting via videoconference at which Ms. Bisson and a representative of Schiff Hardin were present. The Board appointed Niquette Hunt and Michael K. Kaminer, M.D. as independent members of the Board, effective subject to their acceptance of the Company’s appointment, which occurred on October 22 and October 23, 2020, respectively. Mr. Hauser then recused himself from the meeting. The Board approved the form of an employment agreement between Soliton and Mr. Hauser under which he would serve as President and Chief Executive Officer of Soliton, to be effective when executed on behalf of Soliton and by Mr. Hauser. Mr. Hauser’s appointment became effective on November 2, 2020. Christopher Capelli, M.D. retained the title of Chief Science Officer and was appointed as Vice Chairman of the Board. Other than the payment by AbbVie of severance benefits that were due to him, and determined, in connection with AbbVie’s acquisition of Allergan, following Mr. Hauser’s appointment as President and Chief Executive Officer of Soliton, Mr. Hauser had no financial relationship with Allergan or AbbVie.

7. The following supplemental disclosure replaces in its entirety the eighth full paragraph beginning on page 28 of the Definitive Proxy Statement:

During Guggenheim Securities’ outreach on behalf of Soliton, Guggenheim Securities contacted a total of ten parties, of which four parties executed confidentiality agreements, none of which contained a standstill provision (and thus none of which included a “don’t ask, don’t waive” provision). The terms of the confidentiality agreements executed by these four parties did not materially differ from the confidentiality agreements entered into between Soliton and Zeltiq and between Soliton and AbbVie.

8. The following supplemental disclosure replaces in its entirety the fourth full paragraph beginning on page 29 of the Definitive Proxy Statement:

Beginning in the late fall of 2020, Soliton senior management, at the direction of the SAC, began to prepare updated financial projections regarding Soliton’s financial performance as a standalone company. These financial projections are the “Base Case Scenario” described below in the section entitled “—Certain Unaudited Prospective Financial Information—Base Case Scenario.”

9. The following supplemental disclosure replaces in its entirety the first full paragraph beginning on page 31 of the Definitive Proxy Statement:

On March 5, 2021, the SAC held a meeting via videoconference at which all other members of the Board, Ms. Bisson, representatives of Guggenheim Securities and a representative of Nelson Mullins were present. Mr. Hauser reported on his recent discussions with members of AbbVie’s management. Based on those discussions, he understood from AbbVie that it would decide in the near term whether it would seek to enter into negotiations with Soliton regarding a potential strategic transaction. Ms. Bisson reported that senior management was preparing updated financial projections based on a range of assumptions, and that these updated projections would be presented shortly to Soliton senior management, the Board and the SAC for their review and comment. These financial projections are the “Moderate Growth Scenario” and the “Outperform Scenario” described below in the sections entitled “—Certain Unaudited Prospective Financial Information—Moderate Growth Scenario” and “—Certain Unaudited Prospective Financial Information—Outperform Scenario.”

10. The following supplemental disclosure replaces in its entirety the fourth full paragraph beginning on page 36 of the Definitive Proxy Statement:

On May 8, 2021, the Board held a meeting via videoconference at which Ms. Bisson and representatives of Guggenheim Securities, Hogan Lovells and Nelson Mullins were present. A representative of Hogan Lovells reviewed the directors’ fiduciary duties and other legal matters in connection with the Board’s consideration of the proposed merger agreement. The representative of Hogan Lovells reviewed with the Board the final terms of the proposed merger agreement and the related Support Agreements. He reviewed with the Board the terms of (a) a non-competition and non-solicitation agreement to be entered into with Mr. Hauser (the “Hauser Non-Competition and Non-Solicitation Agreement”), which provided for certain non-competition and non-solicitation obligations of Mr. Hauser following the consummation of the transactions contemplated by the merger agreement; and (b) an amendment to Mr. Hauser’s employment agreement (the “Hauser Employment Agreement Amendment”) to provide a limited tax-gross up for any excise taxes incurred under Section 4999 of the Internal Revenue Code of 1986. AbbVie did not request that Soliton enter into the Hauser Non-Competition and Non-Solicitation Agreement. The representative of Hogan Lovells also reviewed with the Board the terms of, and considerations with respect to, a forum selection bylaw, including the scope of forum selection bylaws, the enforceability of forum selection bylaws and the potential benefits of adopting a forum selection bylaw.

The section of the Definitive Proxy Statement entitled “The Merger—Opinion of Financial Advisor” is amended and supplemented as follows:

11. The following supplemental disclosure replaces in its entirety the second and third bullet points in the last paragraph beginning on page 48 of the Definitive Proxy Statement:

•

Guggenheim Securities used a discount rate range of 11.55% – 14.30% based on its estimate of Soliton’s weighted average cost of capital. The weighted average cost of capital was estimated based on Guggenheim Securities’ (i) investment banking and capital markets judgment and experience in valuing companies similar to Soliton and (ii) application of the capital asset pricing model with the following specific inputs: (a) Guggenheim Securities’ then-current estimate of the prospective U.S. equity risk premium range (i.e., 5.50% – 6.50%), (b) Guggenheim Securities’ review of Soliton’s Bloomberg one-year adjusted equity betas and Soliton’s Barra predicted equity betas as well as similar equity beta information for Soliton’s selected peer group companies (including, in addition to Bloomberg one-year adjusted equity betas, Bloomberg two-year and five-year adjusted equity betas) which resulted in a prospective unlevered equity beta reference range for Soliton of 1.300 – 1.500, (c) the then-prevailing yield on the 20-year US Treasury bond (i.e., 2.17%) as a proxy for the risk-free rate, and (d) Soliton’s assumed forward-looking capital structure and (e) an estimate of the appropriate size/liquidity premium for Soliton on a stand-alone basis (i.e., 2.40%).

•

In estimating Soliton’s terminal/continuing value for purposes of its discounted cash flow analysis, Guggenheim Securities used a perpetual growth rate range of 2.0% to 3.0%, which range was selected based on Guggenheim Securities’ professional judgment and experience. Guggenheim Securities applied a two-stage methodology to calculate the terminal value, which was discussed with Soliton’s senior management. Based on the direction of Soliton’s senior management, during the first stage of the terminal value, unlevered free cash flow growth decelerates linearly, starting from the observed growth rate in 2026, the last year of Soliton’s management’s forecasts, ~~to the assumed~~ and ending with an unlevered free cash flow ~~perpetuity~~ growth rate of 2.5% in the last year of the first state, 2031 for the Base Case Scenario and Moderate Growth Scenario, and 2030 for the Outperform Scenario. These unlevered free cash flows were discounted to present utilizing Guggenheim’s discount rate range. ~~and~~ Thereafter the perpetuity growth rate is applied with the terminal free cash flow also being discounted by Guggenheim’s calculated discount rate range. ~~Based on the direction of Soliton’s senior management, the first stage of the terminal value for the Base Scenario and the Moderate Growth Scenario ends in 2031, while the first stage of the terminal value for the Outperform Scenario ends in 2030.~~

12. The following supplemental disclosure replaces in its entirety the table labeled “Premia / (Discounts) Paid in Selected Precedent Merger and Acquisition Transactions” beginning on page 52 of the Definitive Proxy Statement:

Premia / (Discounts) Paid in Selected Precedent Merger and Acquisition Transactions
Date Announced	Acquiror	Target Company	Premium to 1 Day		Premium to 52-Week High
12/17/20	Alphatec Holdings, Inc	EOS Imaging SA	42%		(0%)
7/30/20	PAI Partners SAS	Amplitude Surgical SAS	55		43
7/15/20	Medtronic Plc	Medicrea International SA	39		15
3/12/19	Smith & Nephew PLC	Osiris Therapeutics, Inc.	1		(0)
2/12/19	Edwards Lifesciences Corp.	CAS Medical Systems, Inc.	56		(8)
9/11/18	Stryker Corp.	Invuity, Inc.	29		(21)
4/10/18	Altaris Capital Partners LLC	Analogic Corp.	25	(1)	(12)(~~[2]~~1)
3/12/18	LABORIE Medical Technologies, Inc.	Cogentix Medical, Inc.	14		1
12/7/17	Stryker Corp.	Entellus Medical, Inc.	50		0
12/4/17	TPG Capital LLC	Exactech, Inc.	54	(2)	18(2)
6/9/17	Stryker Corp.	Novadaq Technologies, Inc.	49		(28)
4/3/17	Apax Partners	Syneron Candela	18	(3)	13(3)

Premia / (Discounts) Paid in Selected Precedent Merger and Acquisition Transactions
1/11/17	Integra LifeSciences Holdings Corp.	Derma Sciences, Inc.	40	1
12/2/16	Teleflex Incorporated	Vascular Solutions	2	0
9/27/16	Boston Scientific Corp.	EndoChoice Holdings, Inc.	90	(35)
5/2/16	RoundTable Healthcare Management, Inc.	Symmetry Surgical, Inc.	26	23
11/20/15	CR Bard, Inc.	Liberator Medical Holdings, Inc.	26	(13)
11/20/15	Valeant Pharmaceuticals	Synergetics USA, Inc.	71	14
6/18/15	XIO (UK) LLP	Lumenis Ltd.	16	3
Statistical Summary
Mean			37%	1%
Median			39%	0%
25th Percentile			21%	(10%)
75th Percentile			52%	13%

(1)	Represents premiums since last unaffected trading day of 6/8/17 before strategic alternative announcement.
(2)	Represents premiums since last unaffected trading day of 10/23/17 before original acquisition announcement.
(3)	Represents premiums since last unaffected trading day of 2/10/17 before press speculation on acquisition.

13. The following supplemental disclosure replaces in its entirety the first full paragraph beginning on page 52 of the Definitive Proxy Statement:

Wall Street Equity Research Analyst Stock Price Targets. Guggenheim Securities reviewed selected Wall Street equity research analyst stock price targets for Soliton as published prior to May 7, 2021 (the last trading day prior to the announcement of the merger). The Wall Street equity research analysts and their corresponding stock price targets for Soliton were Roth Capital Partners ($14.00 per share), Cantor Fitzgerald ($25.00 per share) and Maxim Group ($30.00 per share). Guggenheim Securities noted that such Wall Street equity research analyst stock price targets for Soliton common stock were $12.40 to $26.55 per share on a present value basis using an illustrative discount rate of 13.0% (which reflected Guggenheim Securities’ estimate of the midpoint of Soliton’s cost of equity).

14. The following supplemental disclosure replaces in its entirety the third full paragraph beginning on page 53 of the Definitive Proxy Statement:

Aside from its current engagement by Soliton, Guggenheim Securities has not been previously engaged during the past two years by Soliton, nor has Guggenheim Securities been previously engaged during the past two years by AbbVie or by Remeditex, to provide financial advisory or investment banking services for which Guggenheim Securities received fees. Guggenheim Securities may seek to provide Soliton, AbbVie and Remeditex and their respective affiliates with financial advisory and investment banking services unrelated to the merger in the future, for which services Guggenheim Securities would expect to receive compensation.

The section of the Definitive Proxy Statement entitled “The Merger—Interests of Directors and Executive Officers in the Merger” is amended and supplemented as follows:

15. The following supplemental disclosure replaces in its entirety the last paragraph beginning on page 56 of the Definitive Proxy Statement:

In considering the recommendation of the Board that stockholders vote to approve the merger proposal, stockholders should be aware that Soliton’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of stockholders generally and that may present actual or potential conflicts of interest. The members of the Board were aware of and considered these interests in reaching the determination to adopt, authorize and approve the merger agreement and recommend that the Soliton stockholders vote their shares of common stock to adopt the merger agreement. No additional shares of common stock were granted to any executive officers or non-employee directors in contemplation of the merger. Except as set forth below in this “Interests of Directors and Executive Officers in the Merger” section, neither Mr. Hauser nor any other executive officer or director of Soliton is receiving any other compensation in connection with the merger. In addition, there were no agreements, arrangements or understandings at any time prior to the execution of the merger agreement between Mr. Hauser or any other executive officer and AbbVie or Soliton regarding employment with either AbbVie or Soliton following consummation of the merger.

The section of the Definitive Proxy Statement entitled “The Merger—Certain Unaudited Prospective Financial Information” is amended and supplemented as follows:

16. The following supplemental disclosure replaces in its entirety the section entitled “Base Case Scenario” beginning on page 55 of the Definitive Proxy Statement:

Base Case Scenario

The Base Case Scenario was based on numerous variables and assumptions, including the following: (i) the placement of approximately 250 RESONIC consoles in 2022, increasing to approximately 1,000 RESONIC consoles placed in 2026, (ii) domestic tattoo volume of 2.34 new patients per RESONIC console per month at the beginning of 2022, increasing to 2.75 new patients per RESONIC console per month by the end of 2026, (iii) domestic cellulite volume of 3.40 new patients per RESONIC console per month at the beginning of 2022, increasing to 6.00 new patients per RESONIC console per month by the end of 2026, (iv) international tattoo volume of 0.57 new patients per RESONIC console per month at the beginning of 2023, increasing to 2.25 new patients per RESONIC console per month by the end of 2026, and (v) international cellulite volume of 2.02 new patients per RESONIC console per month at the beginning of 2023, increasing to 4.00 new patients per RESONIC console per month by the end of 2026.

The following table presents a summary of the Base Case Scenario for the calendar years ending 2021 through 2026 for Soliton on a standalone basis.

	Year Ending December 31,
	2021E	2022E	2023E	2024E	2025E	2026E
	($ in millions)
Revenue	$2	$28	$70	$125	$175	$244
Gross Profit	0	22	58	107	151	212
Operating Expenses:
Research and Development	8	8	8	8	12	16
Selling and Marketing	6	18	35	54	76	105
General and Administrative	13	15	19	21	22	25

EBITDA(1)	(26)	(18)	(3)	23	42	66
Depreciation and Amortization	1	1	1	1	1	1

Operating Income	(27)	(19)	(4)	22	41	65
Net Operating Profit After Tax(2)	(21)	(19)	(4)	15	27	43

Depreciation and Amortization(2)	1	1	1	1	1	1

Capital Expenditures(2)	(1)	(0)	(0)	(1)	(2)	(2)

(Increase)/Decrease in Working Capital(2)	(2)	(3)	(4)	(6)	(6)	(8)

Unlevered Free Cash Flow(2)(3)(4)	(23)	(22)	(7)	8	20	34

(1)

EBITDA as used in this section entitled “—Certain Unaudited Prospective Financial Information” is defined as operating earnings (after deduction of stock-based compensation) before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP financial performance measure and should not be used as an alternative to net income as an indicator of operating performance.

(2)	2021E Net Operating Profit After Tax, Depreciation and Amortization, Capital Expenditures, (Increase)/Decrease in Working Capital and Unlevered Free Cash Flow represents Q2 – Q4 2021E.
(3)

Unlevered Free Cash Flow as used in this section entitled “—Certain Unaudited Prospective Financial Information” is defined as after-tax unlevered operating cash flow minus capital expenditures and changes in working capital. ~~2021E Unlevered Free Cash Flow represents Q2 – Q4 2021E.~~

(4)	The Base Case Scenario Unlevered Free Cash Flow terminal value was $117 million.

17. The following supplemental disclosure replaces in its entirety the section entitled “Moderate Growth Scenario” beginning on page 56 of the Definitive Proxy Statement:

Moderate Growth Scenario

The Moderate Growth Scenario was based on numerous variables and assumptions, including the following: (i) the placement of approximately 250 RESONIC consoles in 2022, increasing to approximately 1,000 RESONIC consoles placed in 2026, (ii) domestic tattoo volume of 0.47 new patients per RESONIC console per month at the beginning of 2022, increasing to 0.55 new patients per RESONIC console per month by the end of 2026, (iii) domestic cellulite volume of 2.72 new patients per RESONIC console per month at the beginning of 2022, increasing to 4.80 new patients per RESONIC console per month by the end of 2026, (iv) international tattoo volume of 0.11 new patients per RESONIC console per month at the beginning of 2023, increasing to 0.45 new patients per RESONIC console per month by the end of 2026, and (v) international cellulite volume of 1.62 new patients per RESONIC console per month at the beginning of 2023, increasing to 3.20 new patients per RESONIC console per month by the end of 2026.

The following table presents a summary of the Moderate Growth Scenario for the calendar years ending 2021 through 2026 for Soliton on a standalone basis.

	Year Ending December 31,
	2021E	2022E	2023E	2024E	2025E	2026E
	($ in millions, except per share values)
Revenue	$2	$27	$63	$109	$145	$195
Gross Profit	0	21	51	91	124	168
Operating Expenses:
Research and Development	8	8	8	8	11	15
Selling and Marketing	6	17	33	51	68	92
General and Administrative	13	15	19	21	21	23

EBITDA	(26)	(20)	(8)	11	23	39
Depreciation and Amortization	1	1	1	1	1	1

Operating Income	(27)	(21)	(9)	10	22	37
Net Operating Profit After Tax	(21)	(21)	(9)	7	15	25

Depreciation and Amortization	1	1	1	1	1	1

Capital Expenditures	(1)	(0)	(0)	(1)	(2)	(2)

(Increase)/Decrease in Working Capital	(2)	(3)	(4)	(6)	(5)	(7)

Unlevered Free Cash Flow(1)	(23)	(23)	(12)	0	8	17

(1)	The Moderate Growth Scenario Unlevered Free Cash Flow terminal value was $82 million.

18. The following supplemental disclosure replaces in its entirety the section entitled “Outperform Scenario” beginning on page 56 of the Definitive Proxy Statement:

Outperform Scenario

The Outperform Scenario was based on numerous variables and assumptions, including the following: (i) the placement of approximately 300 RESONIC consoles in 2022, increasing to approximately 1,100 RESONIC consoles placed in 2026, (ii) domestic tattoo volume of 2.34 new patients per RESONIC console per month at the beginning of 2022, increasing to 2.75 new patients per RESONIC console per month by the end of 2026, (iii) domestic cellulite volume of 3.40 new patients per RESONIC console per month at the beginning of 2022, increasing to 9.00 new patients per RESONIC console per month by the end of 2026, (iv) international tattoo volume of 0.57 new patients per RESONIC console per month at the beginning of 2023, increasing to 2.25 new patients per RESONIC console per month by the end of 2026, (v) international cellulite volume of 2.02 new patients per RESONIC console per month at the beginning of 2023, increasing to 6.00 new patients per RESONIC console per month by the end of 2026, and (vi) a 60% probability of success for launch of future skin laxity and keloid indications for the RESONIC console.

The following table presents a summary of the Outperform Scenario for the calendar years ending 2021 through 2026 for Soliton on a standalone basis.

	Year Ending December 31,
	2021E	2022E	2023E	2024E	2025E	2026E
	($ in millions)
Revenue	$2	$32	$80	$148	$221	$333
Gross Profit	0	25	166	127	193	294
Operating Expenses:
Research and Development	8	8	8	8	12	19
Selling and Marketing	6	19	38	59	88	133
General and Administrative	13	15	19	21	24	28

EBITDA	(26)	(16)	3	38	68	114
Depreciation and Amortization	1	1	1	1	1	1

Operating Income	(27)	(17)	2	37	67	113
Net Operating Profit After Tax	(20)	(17)	1	24	44	74

Depreciation and Amortization	1	1	1	1	1	1

Capital Expenditures	(1)	(0)	(0)	(1)	(2)	(2)

(Increase)/Decrease in Working Capital	(2)	(3)	(4)	(6)	(7)	(11)

Unlevered Free Cash Flow(2)	(23)	(20)	(2)	18	36	62
Probability of Success Adjusted Unlevered Free Cash Flow(1)(3)	(23)	(20)	(2)	18	35	58

(1)	Assumes a 60% probability of success for the approval and successful commercial launch of future skin laxity and keloid indications.
(2)	The Outperform Scenario Unlevered Free Cash Flow terminal value was $164 million.
(3)	The Outperform Scenario Unlevered Probability of Success Adjusted Free Cash Flow terminal value was $145 million.

The section of the Definitive Proxy Statement entitled “The Merger—Litigation Relating to the Merger” is amended and supplemented as follows:

19. The following supplemental disclosure replaces in its entirety the section entitled “Litigation Relating to the Merger” beginning on page 63 of the Definitive Proxy Statement:

In connection with the merger, the following complaints have been filed ~~On June 9, 2021, Stephen Musanto filed a complaint~~ against Soliton and the members of the Soliton board: ~~in the United States District Court for the Southern District of New York, captioned~~ Musanto v. Soliton, Inc., et al., Case No. 1:21-cv-05088 (S.D.N.Y. June 9, 2021); Whitfield v. Soliton, Inc., et al., No. 1:21-cv-05330 (S.D.N.Y. June 16, 2021); O’Guin v. Soliton, Inc., et al., No. 1:21-cv-05359 (S.D.N.Y. June 17, 2021); Wiklund v. Soliton, Inc., et al., No. 1:21-cv-05386 (S.D.N.Y. June 18, 2021); Boland v. Soliton, Inc., et al., No. 1:21-cv-05391 (S.D.N.Y. June 18, 2021); Jabaloy v. Soliton, Inc., et al., No. 1:21-cv-03488 (E.D.N.Y. June 21, 2021); Eder v. Soliton, Inc., et al., No. 1:21-cv-05474 (S.D.N.Y. June 22, 2021); Post v. Soliton, Inc., et al., No. 1:21-cv-05496 (S.D.N.Y. June 23, 2021); Ciccotelli v. Soliton, Inc., et al., No. 2:21-cv-02843 (E.D. Pa. June 25, 2021); Walker v. Soliton, Inc., et al., No. 1:21-cv-00928 (D. Del. June 29, 2021); Sheridan v. Soliton, Inc., et al., No. 1:21-cv-05656 (S.D.N.Y. June 30, 2021); Siljanovski v. Soliton, Inc., et al., No. 1:21-cv-05935 (S.D.N.Y. July 9, 2021) (collectively, the “Complaints”). Each of the Complaints asserts claims under Sections 14(a) and 20(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder, alleging that ~~Mr. Musanto alleges that the named directors of Soliton breached their fiduciary duties by approving the merger agreement through a flawed and unfair process and by failing to make complete and accurate disclosures regarding this process and that Soliton aided and abetted the alleged breaches. Mr. Musanto~~

~~further alleges that~~ the proxy statement omits to disclose certain facts ~~in violation of Section 14 of the Exchange Act~~. In addition, the Musanto Complaint alleges that the named directors of Soliton breached their fiduciary duties by approving the merger agreement through a flawed and unfair process and by failing not make complete and accurate disclosures regarding this process and that Soliton aided and abetted the alleged breaches. ~~Mr. Musanto~~ Each of the Complaints seeks to enjoin or rescind the merger and requests attorneys’ fees and damages in an unspecified amount. Soliton believes these allegations are without merit and intends to defend against them vigorously. Soliton also has received a demand for books and records pursuant to Section 220 of the Delaware General Corporation Law. The demand seeks books and records related to the merger, the independence and disinterestedness of the Soliton board of directors, the proxy statement in order to investigate whether any wrongdoing or mismanagement took place in connection with the merger.

If ~~this~~ the Complaints ~~is~~ are not resolved on a timely basis, ~~it~~ they could delay consummation of the merger and result in additional costs to Soliton, including costs associated with the indemnification of directors. Additional plaintiffs may file lawsuits against Soliton and/or its directors and officers in connection with the merger

* * * * *

Forward-Looking Statements

This communication, and any documents to which the Company refers you in this communication, contain not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “forecast,” “expect,” “believe,” “will,” “intend,” “plan,” and words of similar substance. Such forward-looking statements include the expected completion and timing of the proposed transaction and other information relating to the proposed transaction. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or performance to differ materially from those expressed in or contemplated by the forward-looking statements, including the following (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the Company’s common stock, (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the receipt of certain governmental and regulatory approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the outcome of any legal proceedings that have been or may be instituted against the Company related to the merger agreement or the proposed transaction and (v) other risks described in the Company’s filings with the SEC. The Company assumes no obligation to update or revise publicly the information in this communication, whether as a result of new information, future events or otherwise, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.